UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): October 25, 2010

BLUEKNIGHT ENERGY PARTNERS, L.P.
(Exact name of Registrant as specified in its charter)

DELAWARE	001-33503	20-8536826
(State of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

Two Warren Place 6120 South Yale Avenue, Suite 500 Tulsa, Oklahoma	74136
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:  (918) 237-4000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On October 25, 2010 (the “Transaction Date”), Blueknight Energy Partners, L.P. (the “Partnership”), announced that it had entered into a Global Transaction Agreement, dated as of the Transaction Date, by and among the Partnership, Blueknight Energy Partners G.P., L.L.C., the general partner of the Partnership (the “General Partner”), Blueknight Energy Holding, Inc. (“Vitol Holding”) and CB-Blueknight, LLC (“Charlesbank Holding”), pursuant to which the Partnership effected a refinancing of its existing debt as described in more detail herein.

In addition, the Partnership announced that Vitol Holding and Charlesbank Holding have entered into an agreement (the “Vitol-Charlesbank Agreement”) whereby Charlesbank Holding will purchase 50% of the membership interests in the entity that controls the General Partner and 50% of the Partnership’s outstanding subordinated units representing limited partner interests in the Partnership (“Subordinated Units”) from Vitol Holding.  Charlesbank Holding is owned indirectly by Charlesbank Capital Partners, LLC (“Charlesbank”).  Vitol Holding is indirectly owned by Vitol Holding B.V. (“Vitol”) and will continue to indirectly own 50% of the membership interests in the General Partner and own 50% of the Partnership’s outstanding subordinated units after consummation of the Vitol-Charlesbank Agreement.

The General Partner’s Board of Directors (the “Board”) approved the Global Transaction Agreement and the transactions contemplated therein based on a recommendation from its Conflicts Committee, which consists entirely of independent directors.  The Conflicts Committee retained independent legal and financial advisors to assist it in evaluating the Global Transaction Agreement and the transactions contemplated thereby and considered a number of factors in approving the Global Transaction Agreement and such transactions, including an opinion from the Conflicts Committee’s independent financial advisor that the Transactions are fair, in aggregate, from a financial point of view, to the public unaffiliated common unitholders of the Partnership.

The Global Transaction Agreement outlines a series of transactions related to the refinancing of the Partnership’s existing debt and the recapitalization of the Partnership’s securities.  Generally, these transactions are separated into three types of transactions: (i) Phase I Transactions, (ii) Unitholder Vote Transactions and (iii) Phase II Transactions.  Each of these transactions and the corresponding documents are outlined in more detail below.

Phase I Transactions

Pursuant to the terms of the Global Transaction Agreement, the Partnership completed the Phase I Transactions concurrently with the execution of the Global Transaction Agreement.  The Phase I Transactions include: (i) the entry by the Partnership into a Credit Agreement (the “New Credit Agreement”) with JPMorgan Chase Bank, N.A. as Administrative Agent, J.P. Morgan Securities Inc., as Lead Arranger and Bookrunner, and the other lenders party thereto, including an affiliate of Vitol, (ii) the issuance and sale by the Partnership to Vitol Holding and Charlesbank Holding (collectively, the “Purchasers”) of an aggregate of 21,538,462 Series A Preferred Units (the “Preferred Units”) for a cash purchase price of $6.50 per Preferred Unit in a privately negotiated transaction (the “Private Placement”) and the entering into a Registration Rights Agreement by the Partnership with the Purchasers in connection therewith (the “Registration Rights Agreement”) and (iii) the issuance and sale by the Partnership to the Purchasers of Convertible Subordinated Debentures in the aggregate principal amount of $50 million (the “Convertible Debentures”).  The Partnership used borrowings under the New Credit Agreement together with proceeds from the Private Placement and the sale of the Convertible Debentures (a) to repay all existing indebtedness under the Partnership’s Prior Credit Agreement (as defined below), (b) to pay certain transaction expenses incurred in connection with the Global Transaction Agreement and the transactions contemplated thereby, including a payment of approximately $700,000 to the Purchasers as partial reimbursement of their expenses incurred in connection with the negotiation and preparation of the Global Transaction Agreement and the transactions contemplated thereby and (c) for general partnership purposes.

New Credit Agreement

On the Transaction Date, the Partnership entered into the New Credit Agreement, which includes a $200 million term loan facility and a $75 million revolving loan facility.  Vitol Refining Group B.V., which is an affiliate of Vitol and Vitol Holding, is a lender under the New Credit Agreement and has committed to loan the Partnership $15 million pursuant to such agreement.  The entire amount of the term loan and approximately $43.9 million of the revolver was drawn on the Transaction Date in connection with repaying all existing indebtedness under the Partnership’s Prior Credit Agreement, leaving the Partnership with approximately $31.1 million available capacity for additional revolver borrowings and letters of credit under the New Credit Agreement.  The proceeds of loans made under the New Credit Agreement may be used for working capital and other general corporate purposes of the Partnership.

The New Credit Agreement is guaranteed by all of the Partnership’s existing subsidiaries. Obligations under the New Credit Agreement are secured by first priority liens on substantially all of the Partnership’s assets and those of the guarantors, including all material pipeline, gathering and processing assets, all material storage tanks and asphalt facilities, all material working capital assets and a pledge of all of the Partnership’s equity interests in its subsidiaries.

The New Credit Agreement includes procedures for additional financial institutions to become revolving lenders, or for any existing lender to increase its revolving commitment thereunder, subject to an aggregate maximum of $200 million for all revolving loan commitments under the New Credit Agreement.

The New Credit Agreement will mature on October 25, 2014, and all amounts outstanding under the New Credit Agreement shall become due and payable on such date.  The Partnership may prepay all loans under the New Credit Agreement at any time without premium or penalty (other than customary LIBOR breakage costs), subject to certain notice requirements. The New Credit Agreement requires mandatory prepayments of amounts outstanding thereunder with the net proceeds of certain asset sales, casualty events and debt incurrences, and, in certain circumstances, with a portion of the Partnership’s excess cash flow (as defined in the New Credit Agreement).  These mandatory prepayments will be applied to the term loan under the New Credit Agreement until it is repaid in full, then applied to reduce commitments under the revolving loan facility.

Until approximately May 15, 2011, borrowings under the New Credit Facility will bear interest, at the Partnership’s option, at either (i) the ABR (the highest of the administrative agent’s prime rate, the federal funds rate plus 0.5%, or the one-month eurodollar rate (as defined in the New Credit Agreement) plus 1%), plus an applicable margin of 3.25%, or (2) the eurodollar rate plus an applicable margin of 4.25%.  After approximately May 15, 2011, the applicable margin for loans accruing interest based on the ABR ranges from 3.0% to 3.5%, and the applicable margin for loans accruing interest based on the eurodollar rate ranges from 4.0% to 4.5%, in each case depending on the Partnership’s consolidated total leverage ratio (as defined in the New Credit Agreement).  The Partnership pays a per annum fee on all letters of credit issued under the New Credit Agreement, which fee equals the applicable margin for loans accruing interest based on the eurodollar rate, and the Partnership pays a commitment fee of 0.50% per annum on the unused availability under the New Credit Agreement.  The New Credit Agreement does not have a floor for the ABR or the eurodollar rate.  In connection with entering into the New Credit Agreement, the Partnership paid certain upfront fees to the lenders thereunder, and the Partnership paid certain arrangement and other fees to the arranger and administrative agent of the New Credit Agreement.  Vitol Refining Group B.V. received its pro rata portion of such fees as a lender under the New Credit Agreement.

The New Credit Agreement includes financial covenants that will be tested on a quarterly basis, based on the rolling four-quarter period that ends on the last day of each fiscal quarter (except for the consolidated interest coverage ratio, which builds to a four-quarter test).

The maximum permitted consolidated total leverage ratio is as follows:

•	5.00 to 1.00 for the fiscal quarters ending December 31, 2010, March 31, 2011 and June 30, 2011;

•	4.75 to 1.00 for the fiscal quarters ending September 30, 2011 and December 31, 2011; and

•	4.50 to 1.00 for the fiscal quarter ending March 31, 2012 and each fiscal quarter thereafter.

The minimum permitted consolidated interest coverage ratio (as defined in the New Credit Agreement) is as follows:

•	2.50 to 1.00 for the fiscal quarters ending December 31, 2010, March 31, 2011 and June 30, 2011; and

•	3.00 to 1.00 for the fiscal quarter ending September 30, 2011 and each fiscal quarter thereafter.

In addition, the New Credit Agreement contains various covenants that, among other restrictions, limit the Partnership’s ability to:

•	create, issue, incur or assume indebtedness;

•	create, incur or assume liens;

•	engage in mergers or acquisitions;

•	sell, transfer, assign or convey assets;

•	repurchase the Partnership’s equity, make distributions to unitholders and make certain other restricted payments;

•	make investments;

•	modify the terms of the Convertible Debentures and certain other indebtedness, or prepay certain indebtedness;

•	engage in transactions with affiliates;

•	enter into certain hedging contracts;

•	enter into certain burdensome agreements;

•	change the nature of the Partnership’s business;

•	enter into operating leases; and

•	make certain amendments to the Amended Partnership Agreement.

The New Credit Agreement permits the Partnership to make quarterly distributions of available cash (as defined in the Amended Partnership Agreement) to unitholders so long as:  (i) no default or event of default exists under the New Credit Agreement, (ii) the Partnership has, on a pro forma basis after giving effect to such distribution, at least $10 million of availability under the revolving loan facility, and (iii) the Partnership’s consolidated total leverage ratio, on a pro forma basis, would not be greater than (x) 4.5 to 1.0 for any fiscal quarter on or prior to the fiscal quarter ending June 30, 2011, (y) 4.25 to 1.0 for the fiscal quarters ending September 30, 2011 and December 31, 2011, or (z) 4.00 to 1.0 for any fiscal quarter ending on or after March 31, 2012.  The Partnership expects that it will be allowed to make distributions to its unitholders in accordance with these covenants beginning with the quarter ending March 31, 2011; however, the Partnership will only make distributions to the extent it has sufficient cash from operations after establishment of cash reserves as determined by the General Partner in accordance with the Partnership’s cash distribution policy, including the establishment of any reserves for the proper conduct of the Partnership’s business.

Each of the following is an event of default under the New Credit Agreement:

•	failure to pay any principal, interest, fees, expenses or other amounts when due;

•	failure to meet the quarterly financial covenants;

•	failure to observe any other agreement, obligation or covenant in the New Credit Agreement or any related loan document, subject to cure periods for certain failures;

•	the failure of any representation or warranty to be materially true and correct when made;

•	the Partnership’s, or any of its subsidiaries,’ default under other indebtedness that exceeds a threshold amount;

•	judgments against the Partnership or any of its subsidiaries, in excess of a threshold amount;

•	certain ERISA events involving the Partnership or any of its subsidiaries, in excess of a threshold amount;

•	bankruptcy or other insolvency events involving the Partnership or any of its subsidiaries; and

•	a change in control (as defined in the New Credit Agreement).

If an event of default relating to bankruptcy or other insolvency events occurs, all indebtedness under the New Credit Agreement will immediately become due and payable.  If any other event of default exists under the New Credit Agreement, the lenders may accelerate the maturity of the obligations outstanding under the New Credit Agreement and exercise other rights and remedies.  In addition, if any event of default exists under the New Credit Agreement, the lenders may commence foreclosure or other actions against the collateral.

If any default occurs under the New Credit Agreement, or if the Partnership is unable to make any of the representations and warranties in the New Credit Agreement, the Partnership will be unable to borrow funds or have letters of credit issued under the New Credit Agreement.

It will constitute a change of control under the New Credit Agreement if the transactions contemplated by the Vitol-Charlesbank Agreement are not consummated within 30 days after the Transaction Date.  In addition, at any time after the transactions contemplated by the Vitol-Charlesbank Agreement are consummated, it will constitute a change of control under the New Credit Agreement if either Vitol or Charlesbank ceases to own, directly or indirectly, exactly 50% of the membership interests of the General Partner or if the General Partner ceases to be controlled by both Vitol and Charlesbank.

Private Placement

Pursuant to the terms of the Global Transaction Agreement, the Partnership issued and sold 10,769,231 Preferred Units to each Purchaser (or 21,538,462 Preferred Units in the aggregate) on the Transaction Date for a cash purchase price of $6.50 per Preferred Unit, resulting in total gross proceeds of approximately $140 million.  The Global Transaction Agreement contains customary terms for private placements by public companies, including customary representations, warranties, covenants and limitations on the transfer of the Preferred Units.

The Preferred Units are a new class of voting equity security that ranks senior to all currently outstanding classes or series of equity securities of the Partnership with respect to distribution rights and rights upon liquidation.  The General Partner has adopted the Third Amended and Restated Agreement of Limited Partnership of the Partnership (the “Amended Partnership Agreement”) to reflect the terms of the Preferred Units.

Holders of the Preferred Units are entitled to quarterly distributions of 2.125% per unit per quarter (or 8.5% per unit on an annual basis) for each quarter during the one year period after the date of issuance of the Preferred Units (pro-rated with respect to the period commencing on the date of issuance and ending on December 31, 2010 based on the number of days in such period).  In the case of any quarter beginning one year after the date of the issuance of the Preferred Units, the holders of the Preferred Units are entitled to quarterly distributions of 4.375% per unit per quarter (or 17.5% per unit on an annual basis) but this amount will be decreased to 2.75% per unit per quarter (or 11.0% per unit on an annual basis) upon affirmative vote of the Unitholder Proposals discussed below.  If the Partnership fails to pay in full any distribution on the Preferred Units, the amount of such unpaid distribution will accrue and accumulate from the last day of the quarter for which such distribution is due until paid in full.

The Preferred Units have voting rights that are identical to the voting rights of the common units representing limited partner interests of the Partnership (“Common Units”) and shall vote with the Common Units as a single class, with each Preferred Unit entitled to one vote for each Common Unit into which such Preferred Unit is convertible; provided, that the Preferred Units will not have the right to vote on the Unitholder Proposals.  The Preferred Units will have class voting rights on any matter, including a merger, consolidation or business combination, that adversely affects, amends or modifies any of the rights, preferences, privileges or terms of the Preferred Units.

The Preferred Units are convertible in whole or in part into Common Units at the holder’s election at any time after the earlier of (i) the second business day following the record date for the Special Distribution (as defined below) or (ii) the eleventh business day following December 31, 2011.  The number of Common Units into which a Preferred Unit is convertible will be an amount equal to (i) the sum of $6.50, divided by (ii) the Conversion Price (as defined below) (subject to customary anti-dilution adjustments).   The Conversion Price is an amount equal to (a) in the event the Unitholder Meeting (as defined below) occurs prior to December 31, 2011, the volume-weighted average trading price per Common Unit during the 20 consecutive trading days ending on the tenth trading day after the date of the Unitholder Meeting or (b) in the event the Unitholder Meeting does not occur prior to December 31, 2011, the volume-weighted average trading price per Common Unit during the 20 consecutive trading days ending on the tenth trading day after December 31, 2011; provided, that in either case the Conversion Price shall be no greater than $6.50 and no lower than $5.50 (in each case, subject to adjustment as provided in the Amended Partnership Agreement).

The Preferred Units are convertible in whole, but not in part, into Common Units at the option of the Partnership at any time when either (i) a number of Preferred Units equal to 50% or more of the number of Preferred Units issued on the Transaction Date and upon conversion of the Convertible Debentures, if applicable, are converted into Common Units by the holders thereof pursuant to the rights described in the preceding paragraph and there does not exist any accrued but unpaid distributions on such Preferred Units or (ii) (a) there does not exist any accrued but unpaid distributions on such Preferred Units, (b) the Partnership’s securities class action litigation has been finally disposed of, including any appeals with respect thereto and (c) the distribution on a Preferred Unit on an “as-converted” basis (i.e., the actual distribution on a Common Unit multiplied by the number of Common Units that a Preferred Unit is convertible into) is equal to or greater than the distribution on a Preferred Unit for two consecutive quarters.

Upon any liquidation and winding up of the Partnership or the sale of substantially all of the assets of the Partnership, the holders of Preferred Units generally will be entitled to receive, in preference to the holders of any of the Partnership’s other equity securities, an amount equal to the sum of (i) $6.50 multiplied by the number of Preferred Units owned by such holder, plus (ii) all accrued but unpaid distributions on such Preferred Units, plus (iii) any accrued but unpaid distribution on such Preferred Units with respect to the quarter in which the liquidation occurs.

Registration Rights Agreement

Pursuant to the terms of the Global Transaction Agreement, on the Transaction Date, the Partnership entered into a Registration Rights Agreement with the Purchasers.  Pursuant to the Registration Rights Agreement, the Company has agreed to file up to six shelf registration statements for the resale of the Common Units issued as a result of the conversion of the Preferred Units issued in the Private Placement, the Additional Private Placement, if applicable, and upon conversion of the Convertible Debentures, if applicable.  In addition, the Partnership has agreed to use reasonable best efforts to cause each shelf registration statement to be declared effective by the Securities and Exchange Commission (the “SEC”) no later than 180 days after its filing. The Registration Rights Agreement contains representations, warranties, covenants and indemnities that are customary for private placements by public companies.

 Convertible Debentures

Pursuant to the terms of the Global Transaction Agreement, the Partnership issued and sold the Convertible Debentures on the Transaction Date to the Purchasers for $25 million each, resulting in gross proceeds to the Partnership of $50 million.  The obligations of the Partnership under the Convertible Debentures are subordinate to the obligations of the Partnership under the New Credit Agreement.  The Global Transaction Agreement contains customary terms for convertible debt issued by public companies, including customary representations, warranties and covenants relating to the Convertible Debentures.

The Convertible Debentures will bear interest at 10% until the one year anniversary of the Transaction Date.  After such time, the Convertible Debentures will bear interest at 12%.  Interest can only be paid in cash with the proceeds from an equity offering.  Each Convertible Debenture is redeemable in whole or in part by the Partnership at any time prior to December 31, 2011 at a price equal to $25 million plus any accrued and unpaid interest, but the New Credit Agreement provides that any such redemption may only be made with the proceeds from an equity offering.  If not otherwise redeemed, the Convertible Debentures shall mature on December 31, 2011 and, on such date, all outstanding principal and any accrued and unpaid interest shall automatically convert into Preferred Units.  The number of Preferred Units issuable on conversion of the Convertible Debentures will be an amount equal to (i) the sum of the outstanding principal and any accrued and unpaid interest being converted, divided by (ii) 6.50.

Upon the occurrence and during the continuation of an event of default, (i) each Convertible Debenture will bear interest at the lesser of 14% or the maximum interest rate the holder is permitted to charge under applicable law, (ii) the holder may declare the principal amount of such Convertible Debenture due and payable, (iii) the holder shall have the right to convert such Convertible Debenture to Preferred Units in accordance with the calculation in the preceding paragraph and (iv) the holder may exercise all of its rights and remedies under applicable law.  Such events of default include, among others, the failure to make payments when due, failure to deliver a certificate evidencing the Preferred Units upon conversion of such Convertible Debenture by the third business day after the Partnership receives notice of such conversion, failure to make a payment in excess of $10 million for the Partnership’s other indebtedness and noncompliance with covenants contained in such Convertible Debenture.  The Subordinated Debentures are subordinate to all indebtedness of the Partnership under the New Credit Agreement.

Unitholder Vote Transactions

Pursuant to the Global Transaction Agreement, the General Partner, as general partner of the Partnership, has agreed to take, in accordance with applicable law and the rules and regulations of any national securities exchange upon which the Common Units are traded and the Partnership’s partnership agreement, all action necessary to call, hold and convene a special meeting (the “Unitholder Meeting”) of holders of the Partnership’s Common Units and Subordinated Units to consider and vote upon the Unitholder Proposals.  In addition, the Partnership has agreed to (i) prepare and file with the SEC a proxy statement in preliminary form, (ii) use its commercially reasonable efforts to cause the proxy statement to be transmitted to holders of the Partnership’s Common Units and Subordinated Units as promptly as practicable following the filing of the proxy statement in definitive form with the SEC and (iii) take all commercially reasonable lawful action to solicit approval of the Unitholder Proposals by the holders of the Partnership’s Common Units and Subordinated Units.

The Unitholder Proposals include:

•
approval to amend the Amended Partnership Agreement to reset (i) the Minimum Quarterly Distribution (as defined in the Amended Partnership Agreement) to $0.09 per unit per quarter from $0.3125 per unit per quarter, (ii) the First Target Distribution (as defined in the Amended Partnership Agreement) to $0.1035 per unit per quarter from $0.3594 per unit per quarter, (iii) the Second Target Distribution (as defined in the Amended Partnership Agreement) to $0.1125 per unit per quarter from $0.3906 and (iv) the Third Target Distribution (as defined in the Amended Partnership Agreement) to $0.1350 per unit per quarter from $0.4688 per unit per quarter, each effective as of the first day of the quarter during which the unitholders approve the Unitholder Proposals;

•
approval of the waiver of the Cumulative Common Unit Arrearage (as defined in the Amended Partnership Agreement) due and owing through the quarter prior to the quarter during which the unitholders approve the Unitholder Proposals; and

•
approval to amend the Amended Partnership Agreement to provide that no Minimum Quarterly Distribution dividends shall accrue or be paid to the holders of Subordinated Units during the four quarter period following the date that the unitholders approve the Unitholder Proposals and that, instead, such Minimum Quarterly Distributions that would be otherwise be paid to the holders of Subordinated Units will be paid to holders of Common Units, with the Conflicts Committee determining the amount of any such distribution.

The Board and the Conflicts Committee has each recommended that the public unitholders approve the Unitholder Proposals.  The Unitholder Proposals must be approved by a majority of the outstanding Common Units (excluding any Common Units held by the General Partner and its affiliates) and a majority of the outstanding Subordinated Units in order for such proposals to be approved in accordance with the Partnership’s partnership agreement.  Pursuant to the Global Transaction Agreement, the Purchasers have agreed to vote all of the Subordinated Units in favor of the Unitholder Proposals.  The Preferred Units are not entitled to vote upon the Unitholder Proposals.

Phase II Transactions

Pursuant to the Global Transaction Agreement, upon the approval of the Unitholder Proposals, the following Phase II Transactions will take place: (i) the General Partner will amend the Amended Partnership Agreement to reflect the approval of the Unitholder Proposals, (ii) no later than 20 days after the date of the approval of the Unitholder Proposals (the “Unitholder Approval Date”), the Partnership will issue and sell to the Purchasers an aggregate of 2,615,386 Preferred Units (1,307,693 Preferred Units to each Purchaser) for a cash purchase price of $6.50 per Preferred Unit in a private transaction (the “Additional Private Placement”), resulting in total gross proceeds of approximately $17 million, such proceeds to be used to make the Special Distribution (as defined below), (iii) no later than 15 days after the Unitholder Approval Date, the General Partner will declare a distribution in favor of the holders of the Common Units in the amount of $0.78 per Common Unit (the “Special Distribution”), such Special Distribution to be paid no later than 45 days after the Unitholder Approval Date and (iv) the Partnership will undertake to complete a rights offering pursuant to which the Partnership will distribute to its existing common unitholders 0.5310 rights for each outstanding Common Unit, with each whole right entitling the holder to acquire, for a subscription price of $6.50, a newly issued Preferred Unit (the “Rights Offering”).  The Partnership intends to use the proceeds from the Rights Offering to redeem the Convertible Debentures and for general partnership purposes.

Miscellaneous

Pursuant to the Global Transaction Agreement, the Partnership and the General Partner have agreed to use their commercially reasonable best efforts to cause the Partnership’s Common Units to be listed for trading on the New York Stock Exchange, the American Stock Exchange or the NASDAQ Stock Market as soon as is reasonably practicable.

The foregoing summary of the Global Transaction Agreement, the New Credit Agreement, the Registration Rights Agreement, the Convertible Debentures and each of the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by reference to the complete text of the Global Transaction Agreement, the New Credit Agreement, the Registration Rights Agreement and the Convertible Debentures, copies of which are filed as exhibits to this Current Report on Form 8-K and are incorporated herein by reference.

The Global Transaction Agreement, the New Credit Agreement, the Registration Rights Agreement and the Convertible Debentures have been included to provide investors and security holders with information regarding their respective terms. They are not intended to provide any other factual information about the Partnership. The representations, warranties, and covenants contained in the agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of such agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreements instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.

Important Additional Information Regarding the Unitholder Proposals and the related transactions will be filed with the SEC.

In connection with the Unitholder Proposals and the related transactions, the Partnership will file a proxy statement and other documents with the SEC.  INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PARTNERSHIP, THE UNITHOLDER PROPOSALS AND RELATED TRANSACTIONS.  Investors and security holders may obtain copies of the proxy statement and other documents that the Partnership files with the SEC (when they are available) free of charge at the SEC’s web site at www.sec.gov.  The definitive proxy statement and other relevant documents may also be obtained (when available) free of charge on the Partnership’s web site at www.bkep.com or by directing a request to Blueknight Energy Partners, L.P., Two Warren Place, 6120 South Yale Avenue, Suite 500, Tulsa, Oklahoma 74136, Attention: Investor Relations.

The Partnership, the General Partner and its directors, executive officers and other members of its management and employees may be deemed participants in the solicitation of proxies from the unitholders of the Partnership in connection with the Unitholder Proposals and related transactions.  Information regarding the special interests of persons who may be deemed to be such participants in the Unitholder Proposals and related transactions will be included in the proxy statement when it becomes available.  Additional information regarding the directors and executive officers of the General Partner is also included in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2009, and subsequent statements of changes in beneficial ownership on file with the SEC.  These documents are available free of charge at the SEC’s web site at www.sec.gov and from Investor Relations at Blueknight Energy Partners, L.P. as described above.

Item 1.02.    Termination of a Material Definitive Agreement.

In connection with the transactions described in Item 1.01, on the Transaction Date, the Partnership terminated its existing Amended and Restated Credit Agreement, dated February 20, 2008, among the Partnership, Wells Fargo Bank, N.A. (f/k/a Wachovia Bank, National Association), as Administrative Agent, L/C Issuer and Swing Line Lender, and the other lenders and agents party thereto (as amended, the “Prior Credit Agreement”).  The Prior Credit Agreement originally provided for a term loan facility of $400 million and a revolving credit facility of $50 million, which amounts had already been reduced by mandatory prepayments and commitment reductions to approximately $388.6 million and $39.6 million, respectively.  A portion of the borrowings under the New Credit Agreement together with a portion of the proceeds from the issuance and sale of the Preferred Units in the Private Placement and the issuance and sale of the Convertible Debentures was used to repay in full all amounts outstanding under the Prior Credit Agreement on the Transaction Date.  Material early termination penalties were not incurred.

Item 2.03.   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The descriptions of the New Credit Agreement and the Convertible Debentures set forth above under Item 1.01 of this Current Report on Form 8-K are incorporated into this Item 2.03 by reference.

Item 3.02.    Unregistered Sales of Equity Securities.

Pursuant to the terms of the Global Transaction Agreement, 21,538,462 Preferred Units were issued and sold by the Partnership on the Transaction Date to the Purchasers for a cash purchase price of $6.50 per Preferred Unit, resulting in total gross proceeds of approximately $140 million.  In connection with the Private Placement, the General Partner has agreed to purchase 439,560 General Partner Units to maintain its 2% general partner interest in the Partnership in exchange for aggregate consideration of approximately $2.9 million.  The Preferred Units and General Partner Units were issued and sold in a private transaction exempt from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and certain rules and regulations promulgated under that section.

The description of the Private Placement, Preferred Units, including the terms of conversion of such Preferred Units into Common Units, and the Amended Partnership Agreement contained in Items 1.01 and 5.03 of this Current Report on Form 8-K are incorporated in this Item 3.02 by reference.

Item 3.03.    Material Modification to Rights of Securities Holders.

On the Transaction Date, the Partnership issued and sold 10,769,231 Preferred Units to each Purchaser (or 21,538,462 Preferred Units in the aggregate) pursuant to the Global Transaction Agreement, which Preferred Units have certain rights that are senior to the rights of holders of Common Units, such as the rights to distributions and rights upon liquidation of the Partnership. In addition, on the Transaction Date, the Partnership entered into the Registration Rights Agreement with the Purchasers relating to the registered resale of the Preferred Units and the Common Units issuable upon conversion of such Preferred Units. The disclosures under Item 1.01 of this Current Report on Form 8-K relating to the Private Placement of the Preferred Units, the execution of the Registration Rights Agreement and the effect of the Preferred Units on certain rights of the holders of the Common Units are incorporated into this Item 3.03 by reference.

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Upon closing of the Vitol-Charlesbank Agreement, Charlesbank Holding will appoint two directors to the Board.  In connection therewith, two directors who are affiliated with Vitol will resign.  As such, upon the closing of the Vitol-Charlesbank Agreement, the Board will consist of two directors who are affiliated with Charlesbank, two directors who are affiliated with Vitol and three independent directors.

Change of Control Payments

The consummation of the transaction contemplated by the Vitol-Charlesbank Agreement (the “Change of Control”) will result in a change of control under the employment agreements of each of (i) J. Michael Cockrell, President and Chief Operating Officer of the General Partner, (ii) Alex G. Stallings, Chief Financial Officer and Secretary of the General Partner, (iii) James R. Griffin, Chief Accounting Officer of the General Partner, and (iv)  Jerry A. Parsons, Executive Vice President—Asphalt Operations of the General Partner.

Change of Control Payments - Mr. Cockrell

The Change of Control will result in a change of control under Mr. Cockrell’s employment agreement.  Pursuant to such agreement, during the period from 2010 to 2013, Mr. Cockrell is entitled to certain deferred payments as compensation for long-term incentive awards which he forfeited upon leaving his prior employer, which payments total $2,080,377, and may be made in the form of cash or equity incentives.  Pursuant to the agreement, any unpaid deferred payments will be accelerated upon the Change of Control and payable within 10 days following such Change of Control in a lump sum payment to Mr. Cockrell.  As such, on date the Change of Control occurs, deferred payments equal to $1,912,303 will be accelerated and become payable to Mr. Cockrell.

Change of Control Payments - Messrs. Stallings, Griffin and Parsons

The Change of Control will result in a change of control under the employment agreements of Messrs. Stallings, Griffin and Parsons.  If within one year after the Change of Control any such officer is terminated by the General Partner without Cause (as defined below) or such officer terminates the agreement for Good Reason (as defined below), he will be entitled to payment of any unpaid base salary and vested benefits under any incentive plans, a lump sum payment equal to 24 months of base salary and continued participation in the General Partner’s welfare benefit programs for the longer of the remainder of the term of the employment agreement or one year after termination. Upon such an event, Messrs. Stallings, Griffin and Parsons would be entitled to lump sum payments of $600,000, $420,000 and $500,000, respectively, in addition to continued participation in the General Partner’s welfare benefit programs and the amounts of unpaid base salary and benefits under any incentive plans.

For purposes of the employment agreements with Messrs. Stallings, Griffin and Parsons:

“Cause” means (i) conviction of the executive officer by a court of competent jurisdiction of any felony or a crime involving moral turpitude; (ii) the executive officer’s willful and intentional failure or willful intentional refusal to follow reasonable and lawful instructions of the Board; (iii) the executive officer’s material breach or default in the performance of his obligations under the employment agreement; or (iv) the executive officer’s act of misappropriation, embezzlement, intentional fraud or similar conduct involving our General Partner.

“Good Reason” means (i) a material reduction in the executive officer’s base salary; (ii) a material diminution of the executive officer’s duties, authority or responsibilities as in effect immediately prior to such diminution; or (iii) the relocation of such individual’s principal work location to a location more than 50 miles from its current location.

Item 5.03.    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On the Transaction Date, in connection with the transactions described in Items 1.01 and 3.02 above, the Partnership entered into the Amended Partnership Agreement to set forth the terms of the Preferred Units.  The disclosures under Item 1.01 of this Current Report on Form 8-K regarding the Private Placement and description of the Preferred Units are incorporated into this Item 5.03 by reference.  The description of the Amended Partnership Agreement does not purport to be complete and is qualified in its entirety by the complete text of the Amended Partnership Agreement, a copy of which is filed as an exhibit to this Current Report on Form 8-K and is incorporated herein by reference.

Item 7.01.   Regulation FD Disclosure.

On the Transaction Date, the Partnership issued a press release announcing that it entered into the Global Transaction Agreement and had completed the entering into the New Credit Agreement, the sale of the Preferred Units in the Private Placement and the sale of the Convertible Debentures.  A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

In accordance with General Instruction B.2 of Form 8-K, the information set forth in this Item 7.01 and in the attached exhibit shall be deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).

Item 9.01.   Financial Statements and Exhibits.

(d)           Exhibits

In accordance with General Instruction B.2 of Form 8-K, the information set forth in the attached Exhibit 99.1 is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Exchange Act.

EXHIBIT NUMBER		DESCRIPTION

3.1	—	Third Amended and Restated Agreement of Limited Partnership of Blueknight Energy Partners, L.P., dated as of October 25, 2010.
4.1	—	Registration Rights Agreement, dated as of October 25, 2010, by and among Blueknight Energy Partners, L.P., Blueknight Energy Holding, Inc. and CB-Blueknight, LLC.
10.1	—	Global Transaction Agreement, dated as of October 25, 2010, by and among Blueknight Energy Partners G.P., L.L.C., Blueknight Energy Partners, L.P. and the purchasers set forth in Schedule I thereto.
10.2	—	Credit Agreement, dated as of October 25, 2010, by and among Blueknight Energy Partners, L.P., JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents and lenders party thereto.
10.3	—	Convertible Subordinated Debenture of Blueknight Energy Partners, L.P. in favor of Blueknight Energy Holding, Inc., dated as of October 25, 2010.
10.4	—	Convertible Subordinated Debenture of Blueknight Energy Partners, L.P. in favor of CB-Blueknight, LLC, dated as of October 25, 2010.
99.1	—	Press release dated October 25, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUEKNIGHT ENERGY PARTNERS, L.P.

	By:	Blueknight Energy Partners G.P., L.L.C.
its General Partner

Date: October 25, 2010	By:	/s/ Alex G. Stallings
Alex G. Stallings
Chief Financial Officer and Secretary

INDEX TO EXHIBITS

EXHIBIT NUMBER		DESCRIPTION

3.1	—	Third Amended and Restated Agreement of Limited Partnership of Blueknight Energy Partners, L.P., dated as of October 25, 2010.
4.1	—	Registration Rights Agreement, dated as of October 25, 2010, by and among Blueknight Energy Partners, L.P., Blueknight Energy Holding, Inc. and CB-Blueknight, LLC.
10.1	—	Global Transaction Agreement, dated as of October 25, 2010, by and among Blueknight Energy Partners G.P., L.L.C., Blueknight Energy Partners, L.P. and the purchasers set forth in Schedule I thereto.
10.2	—	Credit Agreement, dated as of October 25, 2010, by and among Blueknight Energy Partners, L.P., JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents and lenders party thereto.
10.3	—	Convertible Subordinated Debenture of Blueknight Energy Partners, L.P. in favor of Blueknight Energy Holding, Inc., dated as of October 25, 2010.
10.4	—	Convertible Subordinated Debenture of Blueknight Energy Partners, L.P. in favor of CB-Blueknight, LLC, dated as of October 25, 2010.
99.1	—	Press release dated October 25, 2010.